Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in each of the Registration Statements (Nos. 333-184185 and 333-198049) on Form S-8 of USA Technologies, Inc. of our report dated September 29, 2014, relating to our audits of the consolidated financial statements and schedule which appear in this Annual Report on Form 10-K for the year ended June 30, 2014.

/s/ McGladrey LLP

New York, NY

September 29, 2014